EXHIBIT 12.2

BOISE CASCADE CORPORATION AND SUBSIDIARIES
Ratio of Earnings to Combined Fixed Charges
and Preferred Dividend Requirements

						Nine Months
	Year Ended December 31					Ended September 30
	-------------------------------------------------------------------------------------					-----------------------------
	1995	1996	1997	1998	1999	1999	2000
	--------------	--------------	----------------	----------------	--------------	-------------	-------------

Interest costs	$135,130	$128,360	$137,350	$159,870	$146,124	$109,096	$114,627
Interest capitalized during the period	3,549	17,778	10,575	1,341	238	212	743
Interest factor related to noncapitalized leases (a)	8,600	12,982	11,931	11,308	13,065	9,571	8,710
	--------------	--------------	----------------	----------------	--------------	-------------	-------------
Total fixed charges	147,279	159,120	159,856	172,519	159,427	118,879	124,080
Preferred stock dividend requirements -- pretax	59,850	65,207	44,686	19,940	17,129	16,940	15,807
	--------------	--------------	----------------	----------------	--------------	-------------	-------------
Combined fixed charges and preferred dividend requirements	$207,129	$224,327	$204,542	$192,459	$176,556	$135,819	$139,887
	========	========	=========	=========	========	=======	=======
Income (loss) before income taxes, minority interest, and cumulative effect of accounting change	$589,410	$31,340	$(28,930)	$(16,878)	$355,940	$225,123	$266,580
Undistributed (earnings) losses of less than 50% owned entities, net of distributions received	(36,861)	(1,290)	5,180	3,791	(6,115)	(6,024)	(3,609)
Total fixed charges	147,279	159,120	159,856	172,519	159,427	118,879	124,080
Less interest capitalized	(3,549)	(17,778)	(10,575)	(1,341)	(238)	(212)	(743)
	--------------	--------------	----------------	----------------	--------------	-------------	-------------
Total earnings before fixed charges	$696,279	$171,392	$125,531	$158,091	$509,014	$337,766	$386,308
	========	========	=========	=========	========	=======	=======
Ratio of earnings to combined fixed charges and preferred dividend requirements	3.36	-	-	-	2.88	2.49	2.76

Excess of combined fixed charges and preferred dividend requirements over total earnings before fixed charges	$-	$52,935	$79,011	$34,368	$-	$-	$-

(a) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.